Exhibit 4.78

Dated 9 September 2011

CRETAN TRADERS INC.

as Borrower

-and-

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 1

as Lenders

-and-

NORDDEUTSCHE LANDESBANK GIROZENTRALE

as Swap Bank

-and-

NORDDEUTSCHE LANDESBANK GIROZENTRALE

as Underwriter, Mandated Lead Arranger,

Bookrunner, Agent and Security Trustee

SUPPLEMENTAL AGREEMENT

in relation to a Loan Agreement dated 23 July 2008

(as amended and supplemented by a supplemental

agreement dated 12 October 2009 and two supplemental letters dated 24 July 2009 and 8 February 2010) in respect of a loan facility of (originally) US$126,400,000

WATSON, FARLEY & WILLIAMS

Piraeus

INDEX

Clause		Page

1	DEFINITIONS	2

2	REPRESENTATIONS AND WARRANTIES	3

3	AGREEMENT OF THE CREDITOR PARTIES	4

4	CONDITIONS	5

5	VARIATIONS TO LOAN AGREEMENT AND FINANCE DOCUMENTS	6

6	CONTINUANCE OF LOAN AGREEMENT AND FINANCE DOCUMENTS	8

7	EXPENSES	8

8	COMMUNICATIONS	8

9	SUPPLEMENTAL	8

10	LAW AND JURISDICTION	8

SCHEDULE I LENDERS		9

EXECUTION PAGE		10

THIS SUPPLEMENTAL AGREEMENT is dated 9 September 2011 and made

BETWEEN:

(1)	CRETAN TRADERS INC., a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (including its successors) as Borrower;

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as Lenders;

(3)	NORDDEUTSCHE LANDESBANK GIROZENTRALE acting through its office at Friedrichswall 10, D-30159, Hannover, Germany, as Swap Bank; and

(4)	NORDDEUTSCHE LANDESBANK GIROZENTRALE acting through its office at Friedrichswall 10, D-30159, Hannover, Germany as Underwriter, Mandated Lead Arranger, Bookrunner, Agent and Security Trustee.

BACKGROUND

(A)	By a loan agreement dated 23 July 2008 (as amended and supplemented by a supplemental agreement dated 12 October 2009 and two supplemental letter agreements dated respectively 24 July 2009 and 8 February 2010), the “Loan Agreement”) made between (i) the Borrower, (ii) the Lenders, (iii) the Swap Bank, (iv) the Underwriter, (v) the Mandated Lead Arranger, (vi) the Bookrunner, (vii) the Agent and (viii) the Security Trustee, the Lenders made available to the Borrower a loan facility of (originally) US$126,400,000 (the “Loan”).

(B)	By the Agency and Trust Agreement entered into pursuant to the Loan Agreement, it was agreed that the Security Trustee would hold the Trust Property on trust for the Lenders.

(C)	As at the date of this Agreement the amount outstanding by way of principal under the Loan Agreement is US$88,000,000.

(D)	As at the date of this Agreement the Borrower has received the net amount of US$58,000,000 representing the insurance proceeds in connection with the Total Loss of OLIVA (the “Insurance Proceeds”).

(E)	The Borrower has requested that the Creditor Parties agree to (inter alia):

(i)	the discharge of the first priority Maltese mortgage on OLIVA and the release of Monteagle from its obligations under the Oliva General Assignment, the Oliva Charterparty Assignment, the Oliva Earnings Account Pledge and the Oliva Retention Account Pledge;

(ii)	the waiver of the mandatory prepayment required to be made pursuant to clause 8.8(b) of the Loan Agreement upon OLIVA becoming a Total Loss and the release of an amount of up to US$19,000,000 of the Insurance Proceeds to Monteagle subject to fulfilment of the security cover test referred to in clause 15.1 of the Loan Agreement (as amended and supplemented by this Supplemental Agreement); and

(iii)	the appointment of TMS Bulkers Ltd (the “New Approved Manager”) as a new commercial/technical manager in respect of FLECHA and RAPALLO.

(F)	The Creditor Parties’ consent to the Borrower’s request referred to in Recital (E) is subject to the following conditions:

(i)	the Borrower maintaining, as cash collateral, the balance of the Insurance Proceeds (after deducting an amount of up to $19,000,000 referred to in Recital (E) (ii)), being an amount of at least $39,000,000 or a higher amount required to fulfil the security cover test referred to in clause 15.1 of the Loan Agreement (as amended and supplemented by this Agreement) in an account held by Monteagle with Deutsche Schiffsbank AG in Bremen (or with any other bank or financial institution approved by the Agent) pledged in favour of the Lenders and the Swap Bank;

(ii)	the execution by the New Approved Manager of an undertaking, in a form acceptable to the Agent and its lawyers, subordinating all its right in relation to the Ships and their owners to all Creditor Parties and any other documents as may be required by the Agent or its lawyers in relation to the New Approved Manager;

(iii)	the security cover ratio, pursuant to clause 15.1 of the Loan Agreement, shall be reinstated and will be tested as at 30 April and 31 October in each financial year; and

(iv)	the consequential amendments to the Loan Agreement and the other Finance Documents in connection with those matters.

(G)	This Agreement sets out the terms and conditions on which the Creditor Parties agree, with effect on and from the Effective Date, to amend the Loan Agreement.

NOW THEREFORE IT IS HEREBY AGREED

1	DEFINITIONS

1.1	Words and expressions defined in the Loan Agreement (as hereby amended) and the recitals hereto and not otherwise defined herein shall have the same meanings when used in this Supplemental Agreement.

1.2	In this Supplemental Agreement the words and expressions specified below shall have the meanings attributed to them below:

“Account Bank” means Deutsche Schiffsbank AG acting through its branch at Domshof 17, D-28195 Bremen, Germany;

“Additional Finance Documents” means, together, the Cash Collateral Account Pledge and the New Manager’s Undertakings and, in the singular, means any of them;

“Cash Collateral Account” means an account in the name of Monteagle with the Account Bank designated “Monteagle – Cash Collateral Account” and any other account (with that or another office of the Account Bank or with a bank or financial institution other than the Account Bank) which is designated by the Agent as the Cash Collateral Account for the purposes of the Loan Agreement;

“Cash Collateral Account Pledge” means a first priority pledge creating security in respect of the Cash Collateral Account to be executed by Monteagle in favour of the Lenders and the Swap Bank in such form as the Agent may approve or require;

“Cash Collateral Amount” means an amount of at least $39,000,000 (as such amount may be increased in order to comply with the security cover test referred to in clause 15.1 of title Loan Agreement) or, as the context may require, the amount standing to the credit of the Cash Collateral Account at any relevant time;

“Effective Date” means the date on which the conditions precedent in Clause 4 are satisfied;

“Insurance Proceeds” means the amount of $58,000,000 standing to the credit of the Olivia Retention Account representing the aggregate amount of insurance proceeds received by Monteagle in respect of the Total Loss of OLIVA;

“New Approved Manager” means TMS Bulkers Ltd., a corporation incorporated in the Marshall Islands and maintaining a ship management office at 58 Ag. Konstantinou, Maroussi, Athens, Greece, or any other company which the Agent may, with the authorisation of the Majority Lenders, approve from time to time as the manager of the Ship; and

“New Manager’s Undertaking” means, in relation to each of the Ships and RAPALLO, a letter of undertaking executed or to be executed by the New Approved Manager in favour of the Security Trustee in such form as the Agent may approve or require agreeing certain matters in relation to the management of the Ship or, as the case may be, RAPALLO and subordinating the rights of the New Approved Manager against the Ship or, as the case may be, RAPALLO and, as the case may be, the Borrower or Roscoe to the rights of the Creditor Parties under the Finance Documents and including (inter alia) an assignment of the New Approved Manager’s interests in the Insurances of the Ship or, as the case may be, RAPALLO.

1.3	Where the context so admits words importing the singular number only shall include the plural and vice versa and words importing persons shall include firms and corporations. Clause headings are inserted for convenience of reference only and shall be ignored in construing this Supplemental Agreement. References to Clauses are to clauses of this Supplemental Agreement save as may be otherwise expressly provided in this Supplemental Agreement.

2	REPRESENTATIONS AND WARRANTIES

2.1	The Borrower hereby represents and warrants to the Agent, as at the date of this Supplemental Agreement, that the representations and warranties set forth in Clause 10 of the Loan Agreement (updated mutatis mutandis to the date of this Supplemental Agreement) are true and correct as if all references therein to “this Agreement” were references to the Loan Agreement as further amended by this Supplemental Agreement.

2.2	The Borrower hereby further represents and warrants to the Agent that as at the date of this Supplemental Agreement:

(a)	it is duly incorporated and validly existing and in good standing under the laws of the Marshall Islands and has full power to enter into and perform its obligations under this Supplemental Agreement and has complied with all statutory and other requirements relative to its business, and does not have an established place of business in any part of the United Kingdom or the United States of America;

(b)	all necessary governmental or other official consents, authorisations, approvals, licences, consents or waivers for the execution, delivery, performance, validity and/or enforceability of this Supplemental Agreement and all other documents to be executed in connection with the amendments to the Loan Agreement (including, but not limited to, the Additional Finance Documents) and the other Finance Documents as contemplated hereby have been obtained and will be maintained in full force and effect, from the date of this Supplemental Agreement and so long as any moneys are owing under any of the Finance Documents and/or the Additional Finance Documents and while all or any part of the Loan remains outstanding;

(c)	it has taken all necessary corporate and other action to authorise the execution, delivery and performance of its obligations under this Supplemental Agreement and such other documents to which it is a party and such documents do or will upon execution thereof constitute its valid and binding obligations enforceable in accordance with their respective terms;

(d)	the execution, delivery and performance of this Supplemental Agreement and all such other documents as contemplated hereby (including, but not limited to, the Additional Finance Documents) does not and will not, from the date of this Supplemental Agreement and so long as any moneys are owing under any of the Finance Documents and/or the Additional Finance Documents and while all or any part of the Commitment remains outstanding, constitute a breach of any contractual restriction or any existing applicable law, regulation, consent or authorisation binding on the Borrower or on any of its property or assets and will not result in the creation or imposition of any security interest, lien, charge or encumbrance (other than under the Finance Documents and/or the Additional Finance Documents) on any of such property or assets; and

(e)	it has fully disclosed in writing to the Agent all facts which it knows or which it should reasonably know and which are material for disclosure to the Agent in the context of this Supplemental Agreement and all information furnished by such Borrower or on its behalf relating to its business and affairs in connection with this Supplemental Agreement was and remains true, correct and complete in all material respects and there are no other material facts or considerations the omission of which would render any such information misleading.

3	AGREEMENT OF THE CREDITOR PARTIES

3.1	The Creditor Parties, relying upon each of the representations and warranties set out in Clauses 2.1 and 2.2 of this Supplemental Agreement, hereby agree with the Borrower, subject to and upon the terms and conditions of this Supplemental Agreement and in particular, but without limitation, subject to the fulfilment of the conditions precedent set out in Clause 4:

(a)	to the discharge of the first priority Maltese mortgage on OLIVA and the release of Monteagle from its obligations under the Finance Documents to which it is a party (other than the New Guarantee to which it is a party);

(b)	the release to Monteagle of an amount of up to $19,000,000 from the Insurance Proceeds (subject to fulfilment of the security cover test referred to in clause 15.1 of the Loan Agreement as amended and supplemented by this Supplemental Agreement);

(c)	to the waiver of the mandatory prepayment required to be made pursuant to clause 8.8(b) of the Loan Agreement upon OLIVA becoming a Total Loss;

(d)	to the appointment of the New Approved Manager as a new commercial/technical manager in respect of the Ships; and

(e)	the consequential amendments to the Loan Agreement and the other Finance Documents in connection with the matters referred to in paragraphs (a) to (d) above.

3.2	The Borrower and the Security Parties agree and confirm that the Loan Agreement and the Finance Documents to which each is a party shall remain in full force and effect and the Borrower and each Security Party shall remain liable under the Loan Agreement and the Finance Documents to which each is a party for all obligations and liabilities assumed by it thereunder.

3.3	The agreement of the Creditor Parties contained in Clause 3.1 shall have effect on and from the Effective Date.

4	CONDITIONS

4.1	The agreements of the Creditor Parties contained in Clause 3.1 of this Supplemental Agreement shall all be expressly subject to the condition that the Agent shall have received in form and substance satisfactory to it and its legal advisers on or before the Effective Date:

(a)	evidence that the persons executing this Supplemental Agreement and each Additional Finance Document on behalf of the Borrower, the Guarantor, each New Owner or, as the case may be, the New Approved Manager are duly authorised to execute the same;

(b)	an original of this Agreement duly executed by the parties to it and counter-signed by the Security Parties;

(c)	a certificate from an officer of the Borrower, the Guarantor and each New Owner confirming the names of all the directors and shareholders of the Borrower and Monteagle and having attached thereto true and complete copies of its incorporation and constitutional documents;

(d)	true and complete copy of the resolutions passed at separate meetings of the sole director or directors, as the case may be, and shareholders of the Borrower, Monteagle authorising and approving the execution, or acknowledgement in the case of the Guarantor and Roscoe, of this Supplemental Agreement, each Additional Finance Document to which each is a party and any other document or action to which each is or is to be a party and authorising its directors or other representatives to execute, or acknowledge, as the case may be, the same on its behalf;

(e)	the original of any power of attorney issued by the Borrower, the Guarantor and each New Owner pursuant to such resolutions aforesaid;

(f)	evidence that the Borrower has satisfied the minimum security cover test outlined in clause 15.1 of the Loan Agreement (as those provisions have been amended and supplemented by this Supplemental Agreement);

(g)	evidence that the Cash Collateral Account has been opened and receipt by the Agent of the Cash Collateral Account Pledge (together with all notices and acknowledgements to be given thereunder), duly executed by Monteagle;

(h)	documents establishing that each of the Ship and RAPALLO is managed by the New Approved Manager on terms acceptable to the Agent, together with:

(i)	the New Manager’s Undertakings; and

(ii)	copies of the Approved Manager’s Document of Compliance (together with any other details of the applicable safety management system which the Agent requires);

(i)	two valuations (at the cost of the Borrower) of each of the Ship and RAPALLO (each prepared in accordance with clause 15.3 of the Loan Agreement by an Approved Broker and addressed to the Agent) showing that the aggregate of the Market Value of the Ship and RAPALLO together with the Cash Collateral Amount is equal to at least 125 per cent, of the Loan;

(j)	favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of the Marshall Islands, Germany and such other relevant jurisdictions as the Agent may require;

(k)	certified copies of all documents (with a certified translation if an original is not in English) evidencing any other necessary action, approvals or consents with respect to this Supplemental Agreement and the Additional Finance Documents (including without limitation) all necessary governmental and other official approvals and consents in such pertinent jurisdictions as the Agent deems appropriate;

(1)	evidence that the process agent referred to in clause 30.4 of the Loan Agreement has accepted its appointment as agent for service of process under this Supplemental Agreement and the Additional Finance Documents;

(m)	evidence that the provisions of clause 9.1(d) of the Loan Agreement, as amended and supplemented by this Agreement and updated with appropriate modifications to refer to this Agreement, are complied with both as at the date of this Agreement and the Effective Date; and

(n)	following satisfaction of the conditions precedent listed in (a)-(m) above, evidence that the Cash Collateral Amount is standing to the credit of the Cash Collateral Account.

5	VARIATIONS TO LOAN AGREEMENT AND FINANCE DOCUMENTS

5.1	In consideration of the agreement of the Creditor Parties contained in Clause 3.1 of this Supplemental Agreement, the Borrower hereby agrees with the Creditor Parties that upon satisfaction of the conditions referred to in Clause 4.1, the provisions of the Loan Agreement shall be varied and/or amended and/or supplemented with effect on and from the Effective Date as follows:

(a)	by inserting in clause 1.1 thereof the definitions of “Account Bank”, “Additional Finance Documents”, “Cash Collateral Account”, “Cash Collateral Account Pledge”, “Insurance Proceeds”, “New Approved Manager” and “New Manager’s Undertakings” set out in Clause 1.2;

(b)	by adding in the first line of the definition of “Market Value” in clause 1.1 thereof after the word “Ship” the words “or, as the case may be, RAPALLO”;

(c)	by deleting the definition of “Approved Manager” in clause 1.1 thereof in its entirety;

(c)	by construing all references to the “Approved Manager” in the Loan Agreement as references to the “New Approved Manager”;

(d)	by adding to the definition of “Finance Documents” in clause 1.1 thereof a new sub-paragraph (m) as follows:

“(m)	the Additional Finance Documents;”

and by re-designating the existing sub-paragraph (m) in the definition of “Finance Documents” in clause 1.1 thereof as a new sub-paragraph (n);

(e)	by adding a new clause 11.21 thereof as follows:

“11.21	Application of the Insurance Proceeds. The Insurance Proceeds held in the Oliva Retention Account shall be applied as follows:

(a)	subject to:

(i)	the Cash Collateral Amount being held in the Cash Collateral Account;

(ii)	the execution and delivery of the Cash Collateral Account Pledge and all notices and acknowledgements to be given thereunder by Monteagle; and

(iii)	the satisfaction of the security cover test referred to in Clause 15.1,

an amount of up to $19,000,000 shall be released to Monteagle;

(b)	an amount of at least $39,000,000 shall be transferred to the Cash Collateral Account and the Borrower shall procure that such amount shall be maintained by Monteagle in the Cash Collateral Account throughout the Security Period.”; and

(c)	if the Borrower is in compliance with Clause 15.1, then, subject to a separate approval by the Lenders, an additional amount may be released to Monteagle Provided that following such release the Borrower will still be in compliance with Clause 15.1;

(f)	by deleting in the second line of clause 15.1 thereof the words “(at any time other than during the Waiver Period)”;

(g)	by deleting clause 15.1 (a) thereof in its entirety and replacing it with:

“(a)	the aggregate of (i) the aggregate Market Value of the Ship and RAPALLO and (ii) the Cash Collateral Amount, plus”;

(h)	by adding a new clause 15.9 thereof as follows:

“15.9	Compliance. Compliance with Clause 15.1 above shall be determined as at 30 April and 31 October in each year by reference to the valuations of the Ship and RAPALLO prepared in accordance with Clause 15.3 and the Borrower shall be liable to reimburse the Agent, without prejudice to its obligations under Clause 15.7, with all legal and other expenses incurred by any Creditor Party in connection with such valuations.”;

(i)	by construing all references therein to “this Agreement” where the context admits as being references to “this Agreement as the same is amended and supplemented by this Supplemental Agreement and as the same may from time to time be further supplemented and/or amended”; and

(j)	by construing references to each of the Finance Documents as being references to each such document as it is from time to time supplemented and/or amended.

5.2	Amendments to Finance Documents. With effect on and from the Effective Date each of the Finance Documents other than the Loan Agreement shall be, and shall be deemed by this Agreement to have been, amended as follows:

(a)	the definition of, and references throughout each of the Finance Documents to, the Loan Agreement and any of the other Finance Documents shall be construed as if the same referred to the Loan Agreement and those Finance Documents as amended and supplemented by this Supplemental Agreement; and

(b)	by construing references throughout each of the Finance Documents to “this Agreement”, “this Deed”, “hereunder and other like expressions as if the same referred to such Finance Documents as amended and supplemented by this Supplemental Agreement.

5.3	Finance Documents to remain in full force and effect. The Finance Documents shall remain in full force and effect as amended and supplemented by:

(a)	the amendments to the Finance Documents contained or referred to in Clauses 5.1 and 5.2; and

(b)	such further or consequential modifications as may be necessary to make the same consistent with, and to give full effect to, the terms of this Supplemental Agreement.

6	CONTINUANCE OF LOAN AGREEMENT AND FINANCE DOCUMENTS

6.1	Save for the alterations to the Loan Agreement and the other Finance Documents made or to be made pursuant to this Supplemental Agreement and the Amendment Mortgage and such further modifications (if any) thereto as may be necessary to make the same consistent with the terms of this Supplemental Agreement, the Loan Agreement shall remain in full force and effect and the security constituted by the other Finance Documents shall continue and remain valid and enforceable.

7	EXPENSES

7.1	Fees and expenses. The provisions of clause 20 (fees and expenses) of the Loan Agreement shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary amendments.

8	COMMUNICATIONS

8.1	General. The provisions of clause 28 (notices) of the Loan Agreement, as amended and supplemented by this Agreement, shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

9	SUPPLEMENTAL

9.1	Counterparts. This Agreement may be executed in any number of counterparts.

9.2	Third Party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

10	LAW AND JURISDICTION

10.1	Governing law. This Agreement shall be governed by and construed in accordance with English law.

10.2	Incorporation of the Loan Agreement provisions. The provisions of clause 30 (law and jurisdiction) of the Loan Agreement, as amended and supplemented by this Agreement, shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary medications.

IN WITNESS WHEREOF the parties hereto have caused this Supplemental Agreement to be duly executed the day and year first above written.

SCHEDULE I

LENDERS

Lender	Lending Office

Norddeutsche Landesbank Girozentrale	Friedrichswall 10 D-30159 Hannover Germany

EXECUTION PAGE

BORROWER

SIGNED by GEOFFROY GUNET		)	/s/ GEOFFREY GUNET
for and on behalf of		)
CRETAN TRADERS INC.		)
Witness to the Signature	/s/ EUGENIA TH. VOULIKA
EUGENIA TH. VOULIKA Attorney - at - law 52, Ag. Konstantinou Street - 151 24 Marousi Athens, Greece Tel.: +30 210 6140580 - Fax: +30 210 6140267

LENDERS

SIGNED by VASSILIKI GEORGOPOULOS		)	/s/ VASSILIKI GEORGOPOULOS
for and on behalf of		)
NORDDEUTSCHE LANDESBANK		)
GIROZENTRALE		)

SWAP BANK

SIGNED by VASSILIKI GEORGOPOULOS		)	/s/ VASSILIKI GEORGOPOULOS
for and on behalf of		)
NORDDEUTSCHE LANDESBANK		)
GIROZENTRALE		)

UNDERWRITER

SIGNED by VASSILIKI GEORGOPOULOS		)	/s/ VASSILIKI GEORGOPOULOS
for and on behalf of		)
NORDDEUTSCHE LANDESBANK		)
GIROZENTRALE		)

MANDATED LEAD ARRANGER

SIGNED by VASSILIKI GEORGOPOULOS		)	/s/ VASSILIKI GEORGOPOULOS
for and on behalf of		)
NORDDEUTSCHE LANDESBANK		)
GIROZENTRALE		)

BOOKRUNNER

SIGNED by VASSILIKI GEORGOPOULOS		)	/s/ VASSILIKI GEORGOPOULOS
for and on behalf of		)
NORDDEUTSCHE LANDESBANK		)
GIROZENTRALE		)

AGENT

SIGNED by VASSILIKI GEORGOPOULOS		)	/s/ VASSILIKI GEORGOPOULOS
for and on behalf of		)
NORDDEUTSCHE LANDESBANK		)
GIROZENTRALE		)

SECURITY TRUSTEE

SIGNED by VASSILIKI GEORGOPOULOS		)	/s/ VASSILIKI GEORGOPOULOS
for and on behalf of		)
NORDDEUTSCHE LANDESBANK		)
GIROZENTRALE		)

Witness to all the		)
above signatures (except the Borrower’s))			/s/ ERICA LACOMBE

Name:	ERICA LACOMBE
WATSON, FARLEY & WILLIAMS
Address:	89 AKTI MIAOULI
PIRAEUS 185 38 - GREECE

COUNTERSIGNED 9 September 2011 for and on behalf of the following party which, by its execution hereof, confirms and acknowledges that it has read and understood the terms and conditions of this Supplemental Agreement and that it agrees in all respects to the same.

/s/ Gunet Geoffroy

for and on behalf of
MONTEAGLE SHIPPING S.A

COUNTERSIGNED 9 September 2011 for and on behalf of each of the following companies which by its execution hereof confirms and acknowledges that it has read and understood the terms and conditions of this Supplemental Agreement, that it agrees in all respects to the same and that the Finance Documents to which it is a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrower under the Loan Agreement and the Master Agreement.

/s/ Gunet Geoffroy

for and on behalf of
DRYSHIPS INC.

/s/ Gunet Geoffroy
for and on behalf of
ROSCOE MARINE LTD.